UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Amendment No.

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	October 1, 2010

BOOMERANG SYSTEMS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-10176	22-2306487
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

355 Madison Avenue Morristown, NJ 07960
(Address of Principal Executive Offices)

Registrant's telephone number, including area code:	(973) 538-1194

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 1, 2010, the Company entered into an Amended and Restated Executive Employment Agreement (the “Amendment”) with Mark Patterson, the Company’s Chief Executive Officer.  The Amendment amends and restates the Mr. Patterson’s previously reported Executive Employment Agreement (the “Original Agreement”) which was effective as of Augsut 21, 2010.

The Amendment provides for the same base salary and bonus as the Original Agreement and has the same term and termination provisions as the Original Agreement. In place of the grants of restricted stock and warrants set forth in the Original Agreement, however, the Amendment provides for a grant of an aggregate of 21,600,000 five-year warrants with an exercise price of $0.25 per share that vest and become exercisable as follows: (i) 5,400,000 on October 1, 2010, (ii) 4,200,000 on each of February 1 and August 1, 2011 and February 1, 2012, and (iii) 3,600,000 on August 1, 2012.  The Amendment provides that Mr. Patterson will be responsible for any federal and state income taxes incurred by Mr. Patterson in connection with the grant, vesting or exercise of the warrants.  The Amendment, like the Original Agreement, provides Mr. Patterson with a right of first refusal, pursuant to which Mr. Patterson has the right, but not the obligation, to maintain his then pro rata share of the Company’s issued and outstanding shares and warrants by purchasing additional shares and warrants each time the Company offers shares and/or warrants for sale.

The description of the Amendment is qualified in its entirety by reference to the actual Amendment, a copy of which is annexed hereto as Exhibit 10.1, and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

10.1	Amended and Restated Executive Employment Agreement between Mark R. Patterson and Boomerang Systems, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Boomerang Systems, Inc.
(Registrant)

Date:	October 6, 2010	By:	/s/ Joseph R. Bellantoni
Joseph R. Bellantoni
Chief Financial Officer